Exhibit 99 (a)

FOURTH QUARTER RESULTS CAP STRONG FIRST YEAR
FOR INDEPENDENT DELPHI

Net Income Climbs 22 percent year-over-year

Operating Cash Flow Exceeds $2.5 Billion

      TROY, Mich. — Highlighting 22 percent annual net income improvement, Delphi Automotive Systems (NYSE: DPH) today reported financial results for the fourth quarter and full calendar year 1999.

      Net income was $1.1 billion, or $1.91 earnings per share (EPS), up from pro forma $889 million ($1.57 EPS) in 1998, a 22 percent increase*. Sales to customers other than General Motors grew 13 percent on a comparable basis in 1999. Sales increased in 1999 to $29.2 billion from $28.5 billion a year earlier.

      “These results reflect the continued generation of shareholder value, confirm Delphi’s business model, and demonstrate our ability to meet commitments outlined at the time of separation from General Motors,” said Delphi Chairman, Chief Executive Officer and President J.T. Battenberg III.

      “We believe we remain solidly on track to meet our long-term targets for non-GM sales growth, earnings growth, and margin improvement. We said we would attain a 3.5 percent net income margin for the year; we delivered 3.7 percent. We said we would grow earnings by 10 percent annually; we grew them at a 22 percent rate. We said we would increase our non-GM sales by 10 percent annually; we increased them by 13 percent. We said we would have $1.5 – 2.0 billion of operating cash flow; we had $2.5 billion,” he said.

      “The dramatic increase in net income reinforces the significant progress we have made in reducing structural cost and streamlining our product portfolio,” added Battenberg.

      According to Battenberg, year-over-year earnings improvement is attributable to Delphi’s company-wide cost reduction initiatives, including product line rationalization and implementation of lean manufacturing initiatives through the Delphi Manufacturing System. Additionally, strong North American and European volumes helped push profitability higher, but were somewhat offset by soft demand in South America and some Asia Pacific markets, a strong Mexican peso, and weakness in European currencies versus the U.S. dollar.

      As a result of strong 1999 performance, Delphi today notified employees that the company will pay profit sharing bonuses to eligible salaried employees. The hourly profit sharing bonus amount will be announced internally on January 20, 2000. (The national agreements with union-represented Delphi employees in the U.S. provide for 1999 profit sharing to be paid on the aggregate of Delphi and GM 1999 earnings.)

      Fourth quarter 1999 earnings were $269 million ($0.48 EPS), on sales of $7.25 billion, exceeding First Call analyst consensus EPS expectations of $0.46.

      On a comparable basis, sales to non-GM customers climbed 12 percent, to $1.89 billion in the fourth quarter 1999, while sales to GM were $5.36 billion, down 12 percent. Sales to GM in the fourth quarter 1999 were lower than the same quarter in 1998 due to accelerated GM build schedules last year as the company renewed field stocks following a third quarter 1998 strike, and due to the impact of divestitures and portfolio restructuring previously announced. As a result, overall fourth quarter 1999 revenue of $7.25 billion was off slightly when compared to $7.80 billion in the year ago period.

     New Business

      “In addition to the strong 1999 results overall, the really exciting news coming out of Delphi in 1999 has been our ability to deliver on the promised benefits of full separation from General Motors,” said Battenberg.

_______________
*See Financial Highlights — year-end 1999 income statement.

“Our customers have embraced our independence, and our 1999 year-end booked business underlines the enthusiasm for Delphi products that exists in the marketplace.”

      Battenberg said Delphi posted extremely strong levels of new business in 1999 – both with General Motors and with customers other than General Motors. Of $33 billion in new booked business in 1999, $9 billion (27 percent), was with customers other than General Motors. Fourth quarter numbers were $8 billion in total new business won, $2 billion of which was with customers other than General Motors. “The strong market acceptance of Delphi products boosts our confidence in our ability to continue our portfolio restructuring, while retaining our industry leading sales position,” said Battenberg.

      Delphi won over 680 new business contracts with leading automotive and non-automotive companies during 1999. Significant new contracts announced in 1999 include:

•	Ford – Electrical Architecture

•	Ferrari – HVAC

•	Daimler Chrysler – Modular Door Systems and M-Class Modular Cockpits

•	Caterpillar – Engine Electronics

•	PSA Peugeot Citroen – Wiring Harnesses and Advanced Technology Agreement

•	Opel – Driver/ Passenger Airbags

•	Volkswagen – Future Airbag Program

•	Seven different car and truck manufacturers – Communiport® Mobile Multimedia

      (Note: While these contracts are significant, they do not represent a complete listing of contracts awarded during the period. Delphi respects customer confidentiality and therefore does not disclose all contracts awarded. Unless Delphi receives customer permission, it does not discuss customer business information with any external audience.)

     Mobile Multimedia

      “Besides the growing diversification of our customer base, the other exciting feature of the new business being won at Delphi is the growth in our mobile multimedia business,” said Battenberg.

      “Contracts for mobile multimedia accounted for roughly $2.5 billion of the $33 billion in new booked business during 1999,” said Battenberg. “This is a tremendously exciting opportunity for Delphi, where our technological depth and experience provides first-mover advantage in a market forecast to grow at a 30 percent annual rate over the next five years. Mobile multimedia increases content with GM – expands non-GM sales, and helps us move into other transport sectors, namely heavy trucks and mobile electronics,” he said.

     Cash Flow Exceeds Expectations

      Strong income, effectively managed working capital and efficient capital investment combined to deliver 1999 annual operating cash flow of $2.5 billion. “This strong cash flow provided flexibility for $1.8 billion in voluntary pension fund contributions since January, 1999, including the $575 million contributed in January 2000,” said Delphi Chief Financial Officer Alan S. Dawes. “These pre-payments – which exceed federal minimum requirements for pension funding – demonstrate Delphi’s commitment to funding the future retirement needs of our employees, with the added benefit of reducing future pension expense and enhancing net income. These contributions reduce our U.S. hourly underfunded pension fund liability to $0.7 billion,” said Dawes.

      Delphi made significant investments in its business worldwide in 1999. Domestically, the company announced major investment in facilities in Kokomo, Ind., Sandusky, Ohio, Saginaw, Mich., and Dayton, Ohio. Additionally, Delphi made strategic investments in partnerships and equity positions in Asia Pacific and Europe, expanding its manufacturing footprint and customer base.

     Acquisitions

      In addition to voluntary pension fund contributions, 1999 cash flow also enabled Delphi to make several strategic acquisitions and partnerships, including the purchase of Lucas Diesel Systems.

      The Lucas Diesel transaction, which closed in early January, expands Delphi’s customer and technology presence in the strategically important European diesel market, while generating over $1.1 billion in new sales at strong profit levels, significantly enhancing margin expansion and shareholder value in 2000 and beyond.

      The acquisition is important to Delphi for the customer diversification it provides outside the U.S., and the access it provides to a profitable European diesel fuel injection systems aftermarket channel.

     Technology

      Delphi introduced 166 new products and processes during 1999, many which demonstrate Delphi’s commitment to technology through electronics integration. These include Communiport® Mobile Multimedia, E-Steer™ electronic power steering, MagneRide™ suspension control systems, and Forewarn Adaptive Cruise Control. Delphi received wide acclaim during the year for E-Steer™ and MagneRide™ from industry experts, including the PACE Award from Automotive News and Popular Science‘s “Best of What’s New” award.

     About Delphi

      Delphi Automotive Systems, headquartered in Troy, Mich., USA, is a world leader in automotive components and systems technology. Delphi’s three business sectors – Dynamics & Propulsion; Safety, Thermal & Electrical Architecture; and Electronics & Mobile Communication – provide comprehensive product solutions to complex customer needs. As of December 31, 1999, Delphi had approximately 203,000 employees and operated 168 wholly owned manufacturing sites, 39 joint ventures, 51 customer centers and sales offices and 27 technical centers in 37 countries.

      With the addition of Lucas Diesel Systems in January 2000, Delphi’s worldwide presence grew to approximately 213,500 employees, 180 wholly owned manufacturing sites, 41 joint ventures, 51 customer centers and sales offices and 27 technical centers in 37 countries. Regional headquarters are located in Paris, Tokyo and São Paulo, Brazil. Delphi can be found on the Internet at http://www.delphiauto.com.

Forward Looking Statements

      This press release, other than historical financial information, contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements are set forth in Delphi’s Securities and Exchange filings, including without limitation, in Items 1 and 7 of Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and Item 2 of Delphi’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and Sept. 30, 1999.

      HIGHLIGHTS — Year ended December 31, 1999 vs. pro forma year ended December 31, 1998 comparison

	Year Ended
	December 31,

	1999	1998 (1)

	(in millions, except
	per share amounts)

Net sales:

General Motors	$22,302	$22,322

Other customers	6,890	6,157

Total net sales	29,192	28,479

Less operating expenses:

Cost of sales, excluding items listed below	25,035	25,351

Selling, general and administrative	1,619	1,600

Depreciation and amortization	856	898

Operating income	1,682	630 (4)

Less interest expense	132	277

Other income, net	171	232

Income before income taxes	1,721	585

Less income tax expense	638	146

Net income	$1,083	$439 (4)

Gross margin	14.2%	11.0%

Operating income margin	5.8%	2.2%

Net income margin	3.7%	1.5%

Basic earnings per share – actual (2)	$1.96	N/A

Diluted earnings per share – actual (2)	$1.95	N/A

Basic earnings per share – pro forma (3)	$1.92	$0.78

Diluted earnings per share – pro forma (3)	$1.91	$0.78

(1)	Results of operations for the year ended December 31, 1998 have been adjusted to reflect the impact of the terms of our separation from GM and to exclude charges related to divestitures, underperforming assets and postemployment benefits payable under contractual agreements. The impact of separation reflects lower employee benefit costs and higher other costs associated with operating Delphi as a stand-alone company. See the reconciliation of actual to unaudited pro forma results for the year ended December 31, 1998 for additional information.

(2)	Actual basic and diluted earnings per share are calculated using the weighted average shares outstanding during the period, resulting in 553 million and 555 million shares outstanding, respectively, during the year ended December 31, 1999.

(3)	Pro forma basic and diluted earnings per share are presented as if the initial public stock offering of 100 million shares took place on January 1, 1998, resulting in 564 million and 566 million shares outstanding, respectively, for the year ended December 31, 1999 and 565 million shares outstanding for the year ended December 31, 1998.

(4)	After considering partial recovery of lost production in subsequent periods, the impact of work stoppages at GM and Delphi during 1998 was as follows:

	Operating Income	Net Income

Pro forma	$630	$439

Work stoppage impact	726	450

Work stoppage impacted pro forma	$1,356	$889

Work stoppage impacted earnings per share	N/A	$1.57

      HIGHLIGHTS — Year ended December 31, 1998 — Reconciliation of actual to pro forma results

	Year Ended December 31, 1998

	Actual	Adjustments		Pro forma

	(in millions, except per share amounts)

Net sales:

General Motors	$22,322			$22,322

Other customers	6,157			6,157

Total net sales	28,479			28,479

Less operating expenses:

Cost of sales, excluding items listed below	26,135	$(248	)(1)
		(382	)(2)
		(154	)(3)	25,351

Selling, general and administrative	1,463	137	(1)	1,600

Depreciation and amortization	1,102	(48	)(2)
		(156	)(3)	898

Operating income (loss)	(221)	851		630

Less interest expense	277			277

Other income, net	232			232

Income (loss) before income taxes	(266)	851		585

Less income tax expense (benefit)	(173)	159	(2)
		118	(3)
		42	(4)	146

Net income (loss)	$(93)	$532		$439

Basic and diluted loss per share with 465 million shares outstanding	$(0.20)			N/A

Basic and diluted earnings per share with 565 million shares outstanding	N/A			$0.78

(1)	The pro forma effect of lower employee benefit costs, due to GM’s retention of certain retiree benefit obligations, favorably impacts both cost of sales and selling, general and administrative expenses. Selling, general and administrative expenses are also unfavorably impacted by the estimated incremental costs associated with operating Delphi as an independent company.

(2)	Adjusted to exclude a loss of $430 million, or $271 million after-tax, related to divestitures involving our seating, lighting and coil spring businesses. The charge had the effect of increasing cost of sales and depreciation and amortization by $382 million and $48 million, respectively.

(3)	Adjusted to exclude charges of approximately $310 million, or $192 million after-tax, related to underperforming assets and postemployment benefits payable under contractual agreements. These charges had the effect of increasing cost of sales and depreciation and amortization by $154 million and $156 million, respectively.

(4)	Income taxes were determined in accordance with SFAS No. 109, “Accounting for Income Taxes.” For purposes of this pro forma presentation only, the income tax effect of the unaudited pro forma adjustments assumes a combined federal and state income tax rate of 38%.

      HIGHLIGHTS — Liquidity and capital resources (dollars in millions)

BALANCE SHEET DATA:

	December 31,	December 31,	December 31,
	1999	1998	1998
	Actual	Pro Forma	Actual

Cash and marketable securities	$1,556	$2,062	$1,000

Debt	1,757	3,500	3,500

Net liquidity	$(201)	$(1,438)	$(2,500)

Long-term pension liability	$858 *	$2,180	$2,180

Total stockholders’ equity	$3,200	$3,171	$9

RECONCILIATION OF 1999 NET LIQUIDITY

Actual net liquidity at December 31, 1998			$(2,500)

Settlement of accounts receivable from GM			(1,600)

Extension of payment terms for accounts receivable from GM			(2,100)

Settlement of 1998 note payable to GM			3,141

Initial public offering proceeds			1,621

Pro forma net liquidity at December 31, 1998			$(1,438)

Net income		$1,083

Depreciation and amortization		856

Capital expenditures		(1,200)

Other, net		1,771

Operating cash flow less capital expenditures			2,510

Dividends and other non-operating			(48)

Pension contributions			(1,225)

Net liquidity at December 31, 1999			$(201)

*	Includes $0.7 billion related to the U.S. hourly pension plan.

HIGHLIGHTS —	Three months ended December 31, 1999 vs. pro forma three months ended December 31, 1998 comparison

	Three Months Ended
	December 31,

	1999	1998(1)

	(in millions, except
	per share amounts)

Net sales:

General Motors	$5,361	$6,127

Other customers	1,889	1,673

Total net sales	7,250	7,800

Less operating expenses:

Cost of sales, excluding items listed below	6,211	6,699

Selling, general and administrative	439	485

Depreciation and amortization	210	215

Operating income	390	401

Less interest expense	38	78

Other income, net	56	108

Income before income taxes	408	431

Less income tax expense	139	133

Net income	$269	$298

Gross margin	14.3%	14.1%

Operating income margin	5.4%	5.1%

Net income margin	3.7%	3.8%

Basic and diluted earnings per share- actual (2)	$0.48	N/A

Basic and diluted earnings per share- pro forma (3)	N/A	$0.53

(1)	Results of operations for the three months ended December 31, 1998 have been adjusted to reflect the impact of the terms of our separation from GM and to exclude charges associated with underperforming assets and postemployment benefits payable under contractual agreements. The impact of separation reflects lower employee benefit costs and higher other costs associated with operating Delphi as a stand-alone company. See the reconciliation of actual to unaudited pro forma results for the three months ended December 31, 1998 for additional information.

(2)	Actual basic and diluted earnings per share are calculated using the weighted shares outstanding during the period, resulting in 562 million and 564 million shares outstanding, respectively, during the three months ended December 31, 1999.

(3)	Per share amounts for 1998 results are presented as if the initial public stock offering of 100 million shares took place on January 1, 1998, resulting in 565 million shares outstanding during the period.

      HIGHLIGHTS — Three months ended December 31, 1998 — Reconciliation of actual to pro forma results

	Three Months Ended December 31, 1998

	Actual	Adjustments		Pro forma

	(in millions, except per share amounts)

Net sales:

General Motors	$6,127			$6,127

Other customers	1,673			1,673

Total net sales	7,800			7,800

Less operating expenses:

Cost of sales, excluding items listed below	6,915	$(62	)(1)
		(154	)(2)	6,699

Selling, general and administrative	451	34	(1)	485

Depreciation and amortization	371	(156	)(2)	215

Operating income	63	338		401

Less interest expense	78			78

Other income, net	108			108

Income before income taxes	93	338		431

Less income tax expense	5	118	(2)
		10	(3)	133

Net income	$88	$210		$298

Basic and diluted earnings per share with 465 million shares outstanding	$0.19			N/A

Basic and diluted earnings per share with 565 million shares outstanding	N/A			$0.53

(1)	The pro forma effect of lower employee benefit costs, due to GM’s retention of certain retiree benefit obligations, favorably impacts both cost of sales and selling, general and administrative expenses. Selling, general and administrative expenses are also unfavorably impacted by the estimated incremental costs associated with operating Delphi as an independent company.

(2)	Adjusted to exclude charges of approximately $310 million, or $192 million after-tax, related to underperforming assets and postemployment benefits payable under contractual agreements. These charges had the effect of increasing cost of sales and depreciation and amortization by $154 million and $156 million, respectively.

(3)	Income taxes were determined in accordance with SFAS No. 109, “Accounting for Income Taxes.” For purposes of this pro forma presentation only, the income tax effect of the unaudited pro forma adjustments assumes a combined federal and state income tax rate of 38%.

      HIGHLIGHTS – Liquidity and capital resources (dollars in millions)

BALANCE SHEET DATA:

	December 31,	September 30,
	1999	1999
	Actual	Actual

Cash and marketable securities	$1,556	$1,258

Debt	1,757	1,766

Net liquidity	$(201)	$(508)

Long-term pension liability	$858 *	$1,543

Total stockholders’ equity	$3,200	$3,712

RECONCILIATION OF FOURTH QUARTER NET LIQUIDITY:

Net liquidity at September 30, 1999		$(508)

Net income	$269

Depreciation and amortization	210

Capital expenditures	(392)

Other, net	559

Operating cash flow less capital expenditures		646

Dividends and other non-operating		(14)

Pension contribution		(325)

Net liquidity at December 31, 1999		$(201)

*	Includes $0.7 billion related to the U.S. hourly pension plan.

      HIGHLIGHTS – Sector financial results (dollars in millions)

	Year Ended December 31,

			1998	1998
	1999	1998	Operating	Pro forma
Sector	Sales	Sales	Income	Operating Income[1,2]

Electronics & Mobile Communication	$5,296	$4,823	$577	$466

Safety, Thermal & Electrical Architecture	10,512	11,226	687	702

Dynamics & Propulsion	13,975	12,862	563	408

Other	(591)	(432)	(145)	(220)

Total	$29,192	$28,479	$1,682	$1,356

	Three Months Ended December 31,

			1998	1998
	1999	1998	Operating	Pro forma
Sector	Sales	Sales	Income	Operating Income[1]

Electronics & Mobile Communication	$1,322	$1,411	$129	$177

Safety, Thermal & Electrical Architecture	2,587	2,860	161	113

Dynamics & Propulsion	3,504	3,640	171	107

Other	(163)	(111)	(71)	4

Total	$7,250	$7,800	$390	$401

[1]	Amounts for 1998 have been adjusted to reflect the impact of the terms of our separation from GM and to exclude charges related to divestitures, underperforming assets and postemployment benefits payable under contractual agreements. Certain 1998 sector results have also been reclassified to conform with the 1999 presentation.

[2]	In addition to the items listed above, operating income for the year ended December 31, 1998 has been adjusted for the impact of work stoppages during 1998 at GM and Delphi.